EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-31826, No. 333-33568, No. 333-40680, No. 333-56490, No. 333-78959, No. 333-96133, No. 333-61302, No. 333-58304 and No. 333-108789) and Form S-8 (No. 333-30726, No. 333-40310, No. 333-55048, No. 333-55618, No. 333-48277, No. 333-90653, No. 333-91661, No. 333-95105, No. 333-81346, No. 333-81348, No. 333-60746, No. 333-85452, No. 333-96991, No. 333-103175, No. 333-105200, No. 333-110637, No. 333-112820 and No. 333-122669) of DoubleClick Inc. of our report dated March 16, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 16, 2005